Exhibit 99.1

PRESS RELEASE                                                                         SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of China Based Taian AGS

EXTON, PA - (PR Newswire - First Call) - April 9, 2007) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of the majority interest in China based Taian AGS Pipeline Construction Company Ltd. (TAGS). WPCS acquired 60% ownership in TAGS for a purchase price of $1.6 million in cash and stock.

Founded in 1997 and headquartered in the Province of Shandong, TAGS is a communications infrastructure engineering company serving the China market. TAGS is certified by the People’s Republic of China as both a Construction Enterprise of Reform Development company and a Technically Advanced Construction Enterprise company for the Province of Shandong, which are two of the highest certifications achievable for engineering and construction based businesses in China. TAGS is also licensed in 17 other provinces and has completed projects for a diverse customer base of businesses and government institutions in over 30 cities in China. The company has 80 employees.

Historically profitable, TAGS is projected to achieve approximately $3 million in revenue and $1 million in EBIT for the upcoming FY2008 WPCS fiscal year ending April 30, 2008. Andrew Hidalgo, Chairman and CEO of WPCS, commented, “We are pleased to conclude this transaction as it now allows us to initiate our growth and expansion plans for the China market. TAGS has an outstanding management team and engineering staff led by its Chairman, Mr. Zhou Chuanli, who will remain in charge of the operation.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:
Carol Lindley / WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com